UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Novan, Inc.
(Name of Registrant as Specified In Its Charter)

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July 15, 2020
Dear Stockholder,
We recently distributed proxy materials regarding the Novan, Inc. Annual Meeting of Stockholders to be held on July 28, 2020. Our records indicate that we have not yet received voting instructions for your account.
Each stockholder’s vote is extremely important. In particular, Proposal 2, discussed in detail in the proxy statement, relates to the Amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of not less than one-for-two and not more than one-for-fifteen. Our board of directors recommends that you vote your shares FOR Proposal 2. If stockholders do not approve this proposal, our board of directors will not be able to implement a reverse stock split or file the associated Certificate of Amendment, which facilitates our ability to regain compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq. If stockholders approve Proposal 2, the potential implementation and timing of a reverse stock split would be determined by our board of directors in its sole discretion and in the best interests of the Company and its stockholders.
If stockholders approve Proposal 2 and our board of directors were to determine that it would be in the best interests of the Company and its stockholder to implement a reverse stock split, we hope that the decrease in the number of shares of our outstanding common stock as a consequence of a reverse stock split, and the anticipated increase in the price per share, will encourage greater interest in our common stock by the financial community, business development partners and the investing public, help us attract and retain employees, help us raise additional capital through the sale of stock in the future if needed, and possibly promote greater liquidity for our stockholders with respect to those shares presently held by them. A reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for minor adjustment due to fractional shares.
Unless the bid price for our common stock increases to greater than $1.00 for ten consecutive business days prior to November 2, 2020 (and at which time we are also in compliance with the other continued listing requirements), then we will not meet the Nasdaq continued listing requirements. If compliance is not achieved by November 2, 2020, and Nasdaq does not grant us an extension, then our stock would be delisted from Nasdaq.
To avoid adjournments and additional solicitation costs, you are encouraged to vote your shares as soon as possible. Your vote is very important regardless of the number of shares you own. The fastest and easiest way to vote is by telephone or by Internet. You can vote your shares by Internet at www.proxyvote.com or by phone by calling 1-800-690-6903. You will be required to provide your control number which can be found on the enclosed proxy card. Please note that the deadline for voting your shares is July 27, 2020 at 11:59 p.m., Eastern Daylight Savings Time.
Proxy materials are available online at www.proxyvote.com.
We appreciate your participation and support!
Novan, Inc.
IF YOU HAVE RECENTLY MAILED YOUR PROXY CARD OR CAST YOUR VOTE BY PHONE OR BY INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.